EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NBT Bancorp Inc.:

We consent to the incorporation by reference in the registration statement Form S-3 (File No. 333-255678) and Forms S-8 (File Nos. 333-32842, 333-97995, 333-107480, 333-150956, 333-168332 and 333-225134) of our reports dated March 1, 2022, with respect to the consolidated financial statements of NBT Bancorp Inc. and the effectiveness of internal control over financial reporting.

Our report refers to a change in the method of accounting for the recognition and measurement of credit losses on January 1, 2020 due to the adoption of Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP

Albany, New York
March 1, 2022